Exhibit 10.4

投资合作意向书 – translation

Investment Negotiation Memorandum

Agreement between

Glorious Pie Limited (hereafter referred to as “Party A”)

AND

[☐] (hereafter referred to as “Party B”)

(“Both parties” refers to “Party A and Party B”)

WHEREAS:

(1)	Party A engages in environmental design consultancy, and the design, planning and investment in hotels and buildings;

(2)	Party B engages in the establishment and operation of hotels and clubs; and

(3)	Both parties agree to sign this Letter of Intent according to the following terms regarding the cooperation on hotel project in [☐] (“the project”).

Article 1: The principles of cooperation

1.
Both parties agree to officially begin negotiation regarding the partnership and cooperation of the hotel project in [☐] after the signing of this letter of intent, based on the terms set out below and according to the relevant law and regulation of the state and the district, as well as the principles of equality, voluntariness and mutual benefit.

2.
Both parties are independent investors, neither party has the right to act on behalf of the other party; and the employees under neither party would become the employees or representatives of the other party; either party is not

投资合作意向书 – translation

responsible for the other party’s labour relations and the behaviour of its employees.

3.	The ownership of [☐] remains with Party B at all times, and both parties would only begin discussion and investigation on the basis of the cooperation of the project.

4.
After the signing of this letter of intent, it would mean that both parties are willing to discuss the details of the project in a constructive manner, and to reach constructive consensus for this cooperation within three months. Party A also agrees to pay [☐] million yuan to Party B as deposit. Whether or not consensus on the project can be reached at the end, Party B has to refund all interest-free deposit to Party A.

Article 2: Cooperation on business project and its scale

1.	Consultancy project [☐] cooperation matters regarding the hotel project in [☐]

2.
The scope of consultancy [☐] Party B to provide property and management, including management team and all aspects of the local personnel mediation, Party A to complete the construction and operation consultancy of peripheral device and investment in hardware.

Article 3: Period of cooperation

1.	The cooperation term lasts for at least [☐] years, but the final decision shall be made by signing official cooperation document after discussion.

Article 4: the proportion of shares, profit distribution and debt obligations

1.	Party A and Party B shall, after the signing of this Letter of Intent, discuss the proportion of shares of the parties in this project. After the proportion of shares

投资合作意向书 – translation

is confirmed, any future issues shall be dealt with based on the proportion of shares.

2.
On the basis of the latest signed proportion of shares, profits are distributed according to the proportion of shares, but Party B does not own the property Party A has invested on, and the ownership of all property that Party A has invested on remains with Party A, Party A has the right to reserve the final interpretation power over all items it has placed on the project. In principle, the joint debt is to be repaid by the joint venture first, only when the joint property is insufficient to pay the debts that the shareholders have to bear the debt according to their proportion of shares, and the detailed arrangement shall depend on the official documents signed in the future.

3.	Except for the debts from the hotel and its club, any other debts incurred after the commencement of the cooperation shall be dealt with according to the proportion of shares

Article 5: Deposit of cooperation

1.
To show the sincerity of cooperation Party A has for the project, after signing this letter of intent, Party A has to pay [☐]million yuan to Party B as deposit, otherwise Party B can at anytime terminate the discussion of cooperation with Party A on the project.

2.	Whether or not consensus on the project can be reached at the end, Party B has to refund, within [☐], all interest-free deposit to Party A.

Article 6: Deposit for cooperation and liability of breach

1.	Whether or not consensus on the project can be reached at the end, Party B has to refund, within [☐], all interest-free deposit to Party A;

2.	If Party B cannot refund the deposit of [☐] million yuan in time according to the agreement, Party B shall be liable to pay [☐] of the total amount of the deposit.

投资合作意向书 – translation

At the same time, counting from the first day on which Party B defaults its payment, Party A is entitled to the interest loss calculated according to bank loan interests over the same period.

Article 7: The parties’ responsibilities on the operation and construction of the project

Party A’s responsibilities:

1.	To invest in items and hardware

2.	To provide suggestions on consultancy and strategies in the areas of architecture, construction, management, energy saving and environmental friendliness

3.	To provide planning and suggestions on market development

Party B’s responsibilities:

1.	To ensure the normal operation of the hotel

2.	To provide a professional management team for the project

3.	To provide any statistics and financial reports for Party A to assist Party A to check its business

Both parties’ responsibilities:

1.	Inception: (1) subject to the consent of the other party.

2.
Discontinuance: discontinuance shall be communicated to the other party [☐] year in advance and consent shall be obtained from the other party; (2) after the discontinuance, clearing is to be done, on monetary terms, according to the financial situation at the time of discontinuance, no matter in what form the capital originally came about; (3) for discontinuance without consent from the other party which cause loss, compensation shall be made.

投资合作意向书 – translation

3.
Transfer of capital: The transfer of the party’s own capital is allowed. During the transfer, the transferee has to accept the transfer first. If the transfer involves a third party who is not a party to the agreement, the third party shall be treated as having incepted, otherwise the transferor shall be treated as having withdrawn.

Article 8: Termination of Letter of Intent

1.
If either party (the “party in breach”) commits any of the following acts, another party (the “innocent party”) can terminate this Letter of Intent forthwith by serving a written notice to the party in breach:

a.	The party in breach directly or indirectly defraud another party intentionally;

b.	The party in breach cannot pay any or all of its debts, or is facing bankruptcy, or transfers to its debtors the rights and duties arising from this Letter if Intent;

c.	The party in breach has to liquidate as mandated by court; or

d.
If service providers conduct any acts of dishonesty, or continuously neglect its duties, or refuse to comply with the clients’ reasonable instructions as to the implementation of the services, the termination of this Letter of Intent shall not affect either party’s original obligations and any liability.

Article 9: Transfer

1.	Before written consent is obtained from both parties, either party cannot transfer to a third party any right or duty arising from this Letter of Intent.

投资合作意向书 – translation

Transfer of right and duty without the consent from both parties shall be deemed null and void.

Article 10: Non-waiver of rights

1.
Either party shall not have its future right to exercise its power affected due to non-performance, relaxation, postponement, conniving or delay in the exercise of the law or provisions under this agreement, nor shall either party’s right to exercise other power be affected. Such non-performance or postponement does not constitute any waiver of or alteration to any other rights or remedies. Such rights or remedies shall not, due to single or partial exercise, impede or prevent other or further exercise of rights and remedies.

Article 11: Entire agreement

1.
The entire agreement reached by both parties has already been listed in this Letter of Intent, and it supersedes in all aspects all prior Letters of Intent, letters, or other written or oral agreements.

Article 12: Alteration

1.	Any alteration to this Letter of Intent shall be null and void unless officially signed by both parties or their representatives in writing.

Article 13: The severance of the agreement

1.	If any provision of this letter of intent has been identified as illegal or unenforceable, it shall not affect the validity and implementation of other provisions of this agreement.

投资合作意向书 – translation

Article 14: The signed copy

1.	This Letter of Intent has two original copies, one for each party, and both copies contain equal legal effect.

Article 15: Time

1.	Time is an essential element of this Letter of Intent, all time and dates mentioned in this agreement are key conditions of this Letter of Intent.

Article 16: Applicable laws and jurisdiction

1.
This Letter of Intent is governed by the laws of the PRC, and is interpreted and implemented in accordance with the laws of the PRC. The People's Republic of China has on this agreement the court exclusive jurisdiction.

Party A ☐ Glorious Pie Limited

Signature ☐___________________

Date: [ ☐]

投资合作意向书 – translation

Party B☐ [☐]

Signature☐___________________

Date: [☐]